Exhibit 10.8
CONSULTING AGREEMENT
This Consulting Agreement (this “Agreement”) is made and entered into as of January 3, 2011, by and between Chesapeake Utilities Corporation, a Delaware corporation (the “Company”), and John R. Schimkaitis (the “Executive”).
Background Information:
A. Executive is retiring as Chief Executive Officer the Company, but is willing to continue to provide select services to the Company.
B. The Company desires to obtain for itself the benefit of the Executive’s services as set forth in this Agreement.
C. The Company and the Executive desire to set forth in a written agreement the terms and conditions under which the Executive will render consulting services to the Company after the termination of his employment.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
1. Effective Date.
This Agreement shall only become effective at the time that the Executive retires from his position with the Company and his existing employment agreement terminates. Executive acknowledges that, other than compensation and benefits that have accrued prior to the Executive’s retirement, he shall not be entitled to any further compensation, severance or benefits of any kind under the employment agreement upon the Executive’s retirement. Notwithstanding the foregoing, the covenants of Section 9, the indemnification provisions of Section 10 and the arbitration provisions of Section 14 of the employment agreement shall continue in force and shall survive the termination of the employment agreement. Further, the date of termination of employment shall be determined as the first date that the Executive has a “separation from service” as defined in Treasury Regulations issued under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). It is specifically intended hereunder that the amount of consulting services required by the Executive under this Agreement be limited in amount such that the termination of the employment agreement shall constitute a “separation from service” within the meaning of Section 409A.

2. Consulting Services.
(a) For the period commencing upon the Executive’s retirement from employment and continuing for up to 12 months (the “Consulting Term”), the Company shall engage the Executive as a consultant, and the Executive shall provide consulting services in accordance with the terms set forth herein. The Executive shall be available to work for the Company as a consultant for up to 400 hours per year at mutually agreeable times and shall perform such consulting services as shall be reasonably requested from time to time by the Board of Directors of the Company or its lawfully designated representative (the “Board”). The Company, in its sole discretion shall determine the number of days per month that the Executive shall provide consulting services. However, the parties agree that the time commitment from the Executive shall not exceed 20% of the average time devoted to the Executive’s position as President and CEO of the Company during the 36 month period prior to the Executive’s retirement in order to ensure that the Executive’s retirement does constitute a separation from service as an employee under Section 409A. The Company shall provide the Executive with office space at the Company’s principal executive offices for purposes of performing the consulting services, as necessary. The parties acknowledge and agree that the Executive may perform services for other entities and that this engagement of Executive is on a non-exclusive basis, subject, however, to the Executive’s continuing obligation to comply with the covenants of Section 3, below.
(b) During the Consulting Term, the Company shall (a) pay the Executive a consulting fee of $10,000.00 per month for each month during the Consulting Term, or portion thereof, that the Executive provides consulting services, payable at the end of each calendar month, and (b) reimburse the Executive for all reasonable out of pocket expenses he incurs in connection with providing the consulting services, provided that such reimbursement payments are made by the end of the Executive’s taxable year following the year in which such expenses are incurred and that the Company shall not be obligated to pay any such reimbursement amount for which Executive fails to submit an invoice or other documented reimbursement request at least 10 business days before the end of such calendar year. Such expenses shall be reimbursable only to the extent they were incurred during the term of this Agreement. In addition, the amount of such reimbursements that the Company is obligated to pay in any given calendar year shall not affect the amount the Company is obligated to pay in any other calendar year. In addition, Executive may not liquidate or exchange the right to reimbursement of such expenses for any other benefits. The Executive shall not be entitled to the payment of any consulting fee for any month during the Consulting Term for which no services are provided, nor to any payments or benefits other than those provided under this Agreement for the consulting services provided hereunder.
(c) With the Executive’s consent, the Company may extend the Consulting Term for additional one year consulting assignments. The terms of any extended consulting period shall be the same as provided herein unless otherwise agreed by the parties in writing.
(d) Notwithstanding anything herein to the contrary, the Consulting Term shall end and this Agreement shall terminate upon the death or total disability of the Executive, as determined by the Company in its reasonable discretion.
3. Confidential Information; Non-Solicitation; Noncompetition.
The Executive agrees that the covenants of Section 9 of his employment agreement with the Company shall continue in effect and shall apply to his performance of services hereunder. Further, Executive agrees that the “Restricted Period” as defined therein shall also continue until one year after the termination of this Agreement.

4. Independent Contractor.
From and after the Effective Date, the Executive agrees that he shall be an independent contractor of the Company, not an employee, and that he has no authority to represent himself as an agent or employee or to assume or create any obligation or responsibility on behalf of or in the name of the Company, unless specifically authorized by the Company in writing. Executive will bear sole responsibility to pay any taxes on his compensation and acknowledges that he will receive a Form 1099 from the Company after the end of each calendar year. Executive also agrees that he shall not knowingly take any action which would impair the value of the business or assets of the Company or any affiliated companies, including, without limiting the generality of the foregoing, interfere with contractual relationships of the Company or any affiliated companies with customers, suppliers, executives or others, any action which disparages or diminishes the reputation of the Company or any affiliated companies, or any action which diverts customers of the Company or any affiliated companies.
5. Injunctive Relief.
The Executive acknowledges and agrees that the Company’s remedy at law for any breach of the Executive’s obligations under Section 3 or 4 would be inadequate and incomplete and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision of such Sections without the necessity of proof of actual damage and without any requirement for the posting of any bond.
6. Termination for Cause.
Notwithstanding anything herein to the contrary, this Agreement shall terminate and no payment of any fee hereunder shall be made to or on behalf of the Executive if the Executive has engaged in any willful misconduct with respect to his obligations hereunder or is involved in conduct which violates (excluding immaterial violations of) the Company’s Standards of Business Conduct.
7. Assignment.
This Agreement is personal to the Executive, and the Executive may not assign any interest herein in any manner whatsoever. Any purported assignment by the Executive shall be void. In addition to assignments by operation of law, the Company shall have the right to assign this Agreement to any person, firm or corporation, controlling, controlled by or under common control with the Company (including, without limitation, any of its affiliated companies), or acquiring substantially all of its assets, but such assignment shall not release the Company from its obligations under this Agreement. The covenants and agreements of the Executive contained in Sections 3 and 4 shall survive and remain in full force and effect beyond the term of this Agreement.

8. Applicable Law.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to principles of conflict of laws. The exclusive venue for all actions involving the enforcement and/or interpretation of this Agreement shall be Dover, Delaware. Should any action, of any type, be necessary to enforce and/or interpret the terms of this Agreement, the prevailing party shall be entitled to an award of its/his reasonable attorney’s fees and costs, at all levels including appeals.
9. Notices.
All notices, requests, consents and other communications required or provided under this Agreement shall be in writing and shall be deemed sufficient if delivered by hand, by facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and shall be effective upon delivery as follows:
If to the Executive:
Mr. John R. Schimkaitis
4744 Pinnacle Drive
Bradenton, FL 34208
If to the Company:
Chesapeake Utilities Corporation
909 Silver Lake Blvd.
Dover, DE 19904
Attn: President and CEO
Facsimile: (302) 734-6750
Either party may change the address and/or facsimile number to which notices are to be sent to that party by giving written notice of such change of address to the other party in the same manner above provided for giving notice.
10. Enforceability.
Any provision of this Agreement finally determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective, but only to the extent of such prohibition or unenforceability, without invalidating the other provisions hereof or without affecting the validity or unenforceability of such provision in any other jurisdiction. Moreover, the Executive and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination.

11. Entire Agreement.
This Agreement constitutes the entire agreement of the parties relative to the subject matter contained herein, superseding, canceling and replacing all prior agreements, with respect thereto. No promises, covenants or representations of any character or nature other than those expressly stated herein have been made to induce either party to enter into this Agreement. This Agreement shall not be amended, modified, waived or discharged except in writing duly signed by each of the parties or their authorized assignees.
12. Waiver.
The Executive’s or the Company’s failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement except to the extent any other party hereto is materially prejudiced by such failure.
13. Headings.
Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.
14. Section 409A Compliance.
It is the intention of both the Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement be exempt from or, to the extent that the requirements of Code Section 409A are applicable thereto, comply with Code Section 409A, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Executive or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on the Company).
IN WITNESS WHEREOF, the Executive has hereunto set his hand and the Company have caused this Agreement to be executed in their name and on their behalf, all as of the day and year first above written.

Executive	Chesapeake Utilities Corporation

By:
John R. Schimkaitis		Michael P. McMasters
Its: President and CEO

5